Exhibit 99.1

UPress / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES COLLAGEN SUPPLY AGREEMENT WITH

DEVRO MEDICAL FOR PLANNED MARKET LAUNCH OF EXCELLAGEN

PRODUCT CANDIDATE AND REPORTS ON FURTHER POSITIVE HEALING EFFECTS

Final Data Analysis of Phase 2b Matrix Clinical Study Shows Statistically Significant

Acceleration of Wound Healing Following One-Time Treatment

SAN DIEGO, CA – June 8, 2010 – Cardium Therapeutics (NYSE Amex: CXM) today announced that its wholly-owned subsidiary, Tissue Repair Company, has entered into a multi-year supply agreement with Devro Medical Limited, part of Devro plc, a public limited company registered in Scotland, for the supply of highly-refined fibrillar bovine Type I collagen, an important component of Cardium’s new Excellagen formulated collagen product candidate, which is pending FDA 510(k) clearance. A detailed slide presentation on the final data analysis of the Matrix Phase 2b clinical study, demonstrating a statistically significant acceleration of wound healing following a one-time application of the Excellagen product candidate, is now available at the Investors section of Cardium’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations.

Under this supply agreement, the collagen component of Excellagen will be manufactured at Devro’s new cGMP manufacturing facility which is currently undergoing final process validation activities and awaiting a formal accreditation audit for ISO certifications. Devro also plans to establish a Device Master File with the FDA following completion of ISO certifications of other component manufacturing processes. In addition, Cardium has also entered into a clinical manufacturing and supply agreement with its U.S.-based fill and finish contract manufacturer to provide final processing and assembly of the market ready Excellagen product.

“After a detailed review of potential commercial suppliers of medical-grade collagen fiber formulations for our Excellagen product candidate, we believe that Devro Medical is uniquely qualified to ensure a timely supply of highly-refined material of a quality and consistency designed for use in treating diabetic wounds and other important medical applications. Rigorous specifications have been engineered into our formulated collagen by our researchers, which we believe contribute to the significant healing response that has been observed and now reported in our recently completed Matrix Phase 2b clinical study,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium.

Mr. Reinhard added that “the final steps for regulatory clearance of Excellagen involve providing confirmatory product and process testing information obtained with the final market-ready product. With our commercial supplier now in place, we expect to have market-ready material finalized and tested within the next quarter so that we can be in position for final FDA clearance and commercial launch. In parallel, we are now initiating activities associated with launch, including packaging and other final product requirements, and are in discussions with potential commercialization partners for the marketing and sale of Excellagen in the U.S. and internationally.”

Reporting on the final data analysis of the Excellagen cohorts from the Matrix Phase 2b clinical study, Mr. Reinhard stated that, “Excellagen appeared to be both safe and well tolerated and showed a statistically significant 173% relative improvement in the acceleration of wound healing (reduction in wound size) during the first week following a one-time application (generally applied following surgical debridement) compared to patients receiving standard of care therapy.” He also noted that, “Researchers believe that more frequent treatments of Excellagen in response to observed wound healing rate slowdowns and plateaus and in association with all surgical debridement procedures during a 12-week treatment regimen may potentially offer the opportunity to substantially increase the already robust healing effect that was reported in the Matrix study (which specified only one or two administrations during the 12-week study period). Given this important new supplemental data, we plan to continue building on our unique initial wound management product candidate with the potential development of new product opportunities by incorporating other agents into the Excellagen formulation, including antimicrobials, DNA and/or other biologics, which would be designed to address particular aspects of the wound care market.”

About Excellagen and Final Data Analysis

From the Matrix Phase 2b Clinical Study

Excellagen is a highly-refined fibrillar bovine Type I collagen-based topical gel (2.6% collagen concentration) that is formulated to include structural stabilizers, hydrolytic enzyme inhibitors, and bacteriostatic agents. Excellagen was initially developed as a flowable matrix to support, preserve and nurture complex advanced DNA-based regenerative medicine biologics. Excellagen has been evaluated in a controlled, double-blind randomized, multi-center Phase 2b clinical study at 23 U.S.-based medical centers for the treatment of chronic non-healing diabetic foot ulcers (the Matrix Study).

Based on the 510(k) FDA submission, Excellagen will be indicated for the management of wounds, including partial and full thickness wounds, pressure ulcers, diabetic ulcers, chronic vascular ulcers and certain other wounds, such as surgical and trauma wounds. Excellagen’s initial marketing focus will be directed to the care of diabetic ulcers based on experience and clinical findings from the Matrix Study. Excellagen’s product configuration is an easy-to-use, pre-filled sterile, single use syringe providing for easy topical application which requires refrigeration. ExcellagenXL kits will contain four single-use syringes, each containing 0.5cc of collagen gel, and four sterile applicator tips. ExcellagenFX kits (intended for treatment of larger and tunneling wounds) will contain one single-use syringe containing 4cc of collagen gel and one sterile applicator tip.

A final analysis of data from the Matrix Study indicates that the Excellagen product candidate appeared to be both safe and well tolerated, and showed a statistically significant acceleration of wound healing (as measured by a reduction in wound radius) during the first week following a one-time application (generally applied following surgical debridement) compared to patients receiving standard of care therapy. The clinical study protocol randomized Excellagen patients into two subgroups. The first group received only one Excellagen treatment over the 12-week study period, and the other subgroup received a second Excellagen dose four weeks after the initial treatment in patients not achieving complete wound closure during the four weeks following the initial treatment. Photographs of each wound (taken using standardized equipment and a ruler for calibration) were evaluated by blinded evaluators using computer-assisted planimetry at one and two weeks following Excellagen administration to identify biological activity based on healing effects and intended to provide guidance for the use of Excellagen in clinical practice.

Based on this analysis (n=47), in the first week following treatment, the radius of Excellagen-treated wounds decreased on average by 0.213 cm compared to 0.078 cm for standard of care-treated wounds (p = 0.018). The average ulcer size at screening in both groups was ~3 cm2. Excellagen also demonstrated numerically improved percent wound area reductions and wound closure rates at 12 weeks following one or two treatments compared to standard of care. The treatment effect was particularly evident in patients with larger-sized wounds (>3.0 cm2).

As previously reported, at 12-weeks 45% of all Excellagen-treated wounds achieved complete closure, compared to 31% in the standard of care group, representing a 45% overall improvement (based on one or two treatments per the study’s formal protocol). For wounds >3 cm2 in area at screening, 33% of Excellagen-treated wounds achieved closure by 12 weeks compared to 0% for standard of care. In addition, 74% of all Excellagen-treated wounds (that received one or two doses) achieved >90% wound area reduction at 12 weeks compared to 44% in the standard of care group, representing a 68% improvement.

Cardium believes that Excellagen represents a new class of collagen-based products optimized for ease of application, complete wound coverage without dripping and stimulation of the natural wound healing process through the promotion of cell migration and capillary in-growth to support tissue regeneration. The manufacturing process generates triple helical fibrillar collagen designed to mimic the structure and function of natural collagen. Excellagen fibrillar collagen gel is a specialized physiologic formulation that is believed to provide the following benefits for effective wound management: (1) provisional matrix for jump-starting the healing response; (2) effective substrate for repair cell adhesion, migration and proliferation; (3) conducive to granulation tissue formation and epithelialization; (4) localizes and stabilizes growth factors; and (5) promotes a balanced healing environment.

About Devro Medical

Devro Medical is part of the Devro group, the world’s largest collagen processor. Devro has been supplying technically advanced collagen products for medical device production for more than 20 years. The company sources bovine collagen from Australia and processes it to exacting standards and customer specifications in clean room facilities in Scotland. Devro holds high level regulatory clearances and quality approvals to simplify its customer’s product development and the sale of their collagen-based devices in all parts of the world. For more information about Devro, visit www.devromedical.com.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for wound healing, bone repair, and cardiovascular indications. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that Devro’s new cGMP manufacturing facility or other manufacturing facilities involved with the production of the collagen component will receive formal accreditation for ISO certifications or will successfully establish a Device Master File with FDA following completion of ISO certifications; that Devro will be able to ensure an ample and timely supply of collagen; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that the U.S. Food and Drug Administration will grant marketing clearance of the Excellagen product candidates or that we or a partner can successfully introduce these or additional products into advanced wound care markets; that Excellagen, Excellarate or our other candidates will prove to be sufficiently safe and effective, or that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that the Excellagen or Excellarate product candidates offer the potential for simpler or more cost-effective treatment for physicians and patients than other FDA-approved products that currently are or will be on the market; that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; that discussions with potential strategic partners will be successful or that any partner will be able to efficiently and effectively commercialize Excellagen in U.S. or international markets; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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Cardium Therapeutics™ and Generx® and MedPodium™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™ and Osteorate™

are trademarks of Tissue Repair Company.